AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF EXCELSIOR VENTURE PARTNERS III, LLC

THIS AMENDMENT to the Limited Liability Company Operating Agreement of Excelsior Venture Partners III, LLC is made as of the 31st day of December, 2009 (the “Amendment”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the LLC Agreement (as defined below).

WHEREAS, Excelsior Venture Partners III, LLC (the “Company”) was formed as a Delaware limited liability company on February 18, 2000 and the Initial Member, Special Member and Members entered into a Limited Liability Company Operating Agreement dated as of May 26, 2000 (the “LLC Agreement”);

WHEREAS, the Company’s Board of Managers and a Majority in Interest of  the Members at a Special Meeting of Members held on December 10, 2009 (the “Special Meeting”), have approved the withdrawal of the Company’s election to be treated as a business development company pursuant to Section 54(c) of the Investment Company Act of 1940, as amended, and further approved the Company to continue its operations as a registered closed-end investment company;

 WHEREAS, the Company’s Board of Managers and a Majority in Interest of  the Members at the Special Meeting approved this Amendment to the LLC Agreement in order to eliminate the incentive carried interest payment among other such changes; and

WHEREAS, the Company’s Board of Managers and a Majority in Interest of the Members, acting pursuant to Section 14.3 of the LLC Agreement, wish to amend the LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby amend the LLC Agreement as follows:

1.	Amendments.

a)	The definition of “Incentive Carried Interest” in Article I is deleted in its entirety.

b)	The second sentence of Section 2.3 is deleted in its entirety.

c)	Section 4.2 is deleted in its entirety and replaced with:

“Disinterested Managers.  Subject to the requirements of the Investment Company Act, at least a majority of the members of the Board of Managers shall be Disinterested Managers.  If at any time the number of Disinterested Managers is less than a majority, action shall be taken pursuant to Section 4.1 or Section 4.4 to restore the number of Disinterested Managers to at least a majority.”

d)	Section 6.4 is deleted in its entirety and replaced with:

“Removal of a Special Member.  In the event of termination without renewal of an Investment Advisory Agreement with respect to a Special Member, the Special Member shall be removed and terminated as a Member.”

e)	Section 7.4(a) is deleted in its entirety and replaced with “RESERVED.”

f)	Section 7.4(b) is deleted in its entirety and replaced with:

“Member Allocations.  Except as provided in this Agreement, all Net Profit (and items thereof) and all Net Loss (and items thereof) shall be allocated to the Members (other than the Special Member) in proportion to their Capital Investments.”

g)	Section 8.2 is deleted in its entirety and replaced with:

“After provision for Company Expenses and establishment of working capital and other reserves as the Appropriate Officers shall deem appropriate, the Managers may cause all cash and other property received by the Company in respect of its investments in any Fiscal Period (collectively, “Investment Proceeds”) to be distributed to the Members of record on the record date set by the Managers with respect to such distribution, in proportion to such Member’s Capital Investment.  A Manager, in its capacity as a Manager, shall not be entitled to any distributions.”

h)	Section 9.2(d) is deleted in its entirety.

i)	Section 13.2(b) is amended by adding the word “then” following the semicolon.

j)	Section 13.2(c) is deleted in its entirety and replaced with “RESERVED.”

2.           Except as amended or otherwise modified herein, the LLC Agreement shall remain in full force and effect, and all future references to the LLC Agreement shall mean the LLC Agreement as amended herein.

3.           This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.  This Amendment may be executed by facsimile signatures.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the day and year first above written.

EXCELSIOR VENTURE PARTNERS III, LLC

/s/ James D. Bowden__________________
Name: James D. Bowden
Title:  Chief Executive Officer

MEMBERS
By: Attorney-in-Fact

/s/ James D. Bowden__________________
Name:  James D. Bowden
Title:  Chief Executive Officer